Earth Science Tech, Inc. (ETST) Premiered Kevin Harrington’s ‘As Seen On TV’ Infomercial Featuring Client Testimonial Has Commenced

DORAL, Florida (April 25, 2019) Earth Science Tech, Inc. (OTCQB: ETST) (“ETST” or the “Company”), an innovative biotech company focused on the cannabidiol (CBD), nutraceutical and pharmaceutical fields, medical devices, and research and development, announces that its highly-anticipated As Seen On TV 60-second spot infomercial with esteemed entrepreneur Kevin Harrington began airing, April 23, 2019, in the New York City viewership area.

Filming of the infomercial, which was announced in early November, features one of the Company’s customers sharing her personal experience using ETST’s High Grade Full Spectrum Cannabinoids and its positive effect on her life. ETST’s infomercial has commenced airing April 23, 2019 and will continue to air in New York City viewership area between 9 p.m. and midnight EST., on Lifetime, the Cooking Channel and Fox News.

The Company chose New York City for its first market campaign because this exciting city is also one of the largest consumer-based areas in the U.S. and offers a growing number of placement locations to help expand ETST’s reach. The scheduling of additional infomercial spots for other markets, networks, and dates will be determined as the current marketing campaign progresses. ETST’s As Seen on TV infomercial will be aired through July 14, 2019, and can be viewed online and via social media.

View infomercial and As Seen On TV ETST page: (view here)

“I am really excited that we have completed production and are now able to share this Rhoda Friedman’s amazing story with the world,” ETST president, director and Chairman Nickolas S. Tabraue, said. “We are passionate about our products and the life-changing potential they offer. It’s a real pleasure to be involved with Kevin Harrington’s professional team as we aim to make a positive difference in the lives of our growing clientele.”

About Earth Science Tech, Inc. (ETST)

Earth Science Tech, Inc. (“ETST”) offers the highest purity and quality high-grade full spectrum cannabinoid oil on the market. There are positive results in studies on breast cancer and immune cells through the University of Central Oklahoma, in addition to studies through DV Biologics that prove the Company’s CBD oil formulation lowers cortisol and functions as a neuro-protectant, with positive result case studies through key health organizations. ETST formulates, markets and distributes the CBD oil used for its studies to the public, offering the most effective quality of CBD on the market.

To learn more, please visit: www.EarthScienceTech.com

ETST currently has two wholly-owned subsidiaries and favored entity focused on developing its role as a world leader in the CBD space, expanding its work in the pharmaceutical and medical device sectors:

Earth Science Pharmaceutical, Inc.

Earth Science Pharmaceutical (“ESP”) is a wholly-owned subsidiary of Earth Science Tech, committed to the development of low cost, non-invasive diagnostic tools, medical devices, testing processes and vaccines for sexually transmitted infections and/or diseases. ESP’s CEO and chief science officer, Dr. Michel Aubé, is leading the Company’s research and development efforts. The Company’s first medical device, Hygee™, is a home kit designed for the detection of STIs, such as chlamydia, from a self-obtained gynecological specimen. ESP is working to develop and bring to market medical devices and vaccines that meet the specific needs of women. To learn more please visit: www.EarthSciencePharmaceutical.com

Cannabis Therapeutics, Inc.

Cannabis Therapeutics (“CTI”) is a wholly-owned subsidiary of Earth Science Tech, Inc. poised to take a leadership role in the development of new, leading-edge cannabinoid-based pharmaceutical and nutraceutical products. CTI is invested in research and development to explore and harness the medicinal power of cannabidiol. The company holds three provisional application patents for a CBD product that is focused on developing treatments for breast and ovarian cancers, as well as two generic CBD based pharmaceutical drugs. To learn more please visit: www.CannabisThera.com

Earth Science Foundation, Inc.

Earth Science Foundation (“ESF”) is a favored entity of Earth Science Tech, Inc. ESF is in the process of becoming a non-profit organization to accept grants and donations to conduct further studies and help donate Earth Science Tech’s effective CBD products to those in need. To learn more please visit: www.ETSTFoundtion.org

SAFE HARBOR ACT: Forward-Looking Statements are included within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, listing on the CSE, including words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements and involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

www.EarthScienceTech.com

Nickolas S. Tabraue

President, Director & Chairman

305.615.2118 Office

Corporate Communications:

NetworkWire (NW)

New York, New York

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